LIMITED POWER OF ATTORNEY

Derek Elder, an individual with a business address of 99 High Street, Boston, MA 02110 ("**Elder**") hereby appoints Kerry Smith and/or Paul McCusker of Boston, Massachusetts, acting through its designated attorneys and paralegals, to be his true and lawful attorney-in-fact (his "**Attorney**") in his name and on his behalf in connection with his compliance with all state, federal, and foreign securities regulations, including executing and delivering all forms and documents (and amendments thereto) as may be necessary to comply with pertinent rules and regulations promulgated by the Securities Exchange Commission, any state securities administrators, or any foreign securities regulators, and all actions necessary in connection thereto. This Power of Attorney will be effective until such time as Elder, revokes these Powers in writing or such time as the Attorney resigns from its appointment in writing.

Elder hereby ratifies, confirms, adopts, and approves in all respects the actions taken or to be taken by his Attorney in the exercise of the powers hereby conferred upon it, including whatsoever shall be done between the revocation of this Power of Attorney, and the time of such revocation's being known to his Attorney, it being hereby stipulated that any person, corporation or governmental authority dealing with his Attorney in good faith may accept as conclusive evidence of that fact a statutory declaration made immediately before or made after any act or thing done in the exercise of the powers hereby conferred by his Attorney to the effect that he has not received any notice or information of the revocation of this Power of Attorney.

The Company hereby agrees that his Attorney and its agents may rely entirely on information furnished orally or in writing by Elder to such Attorney or its Agents. Elder also hereby agrees that his Attorney and its agents shall not be liable for any error of judgment or for any act reasonably done or step reasonably taken or omitted in good faith, and that it agrees to indemnify, defend on a current basis, and hold harmless his Attorney and its agents from and against any and all claims, obligations, liabilities or causes of action asserted by any person relating to or arising out of, or as a consequence of, any such action or omission hereunder. Elder acknowledges that his Attorney and its agents are not assuming any of Elder's responsibilities to comply with any state, federal, and foreign securities regulations.

This Power of Attorney may be filed with the Securities and Exchange Commission, any other federal, state or foreign securities regulators, and other entities as a confirming statement of the authority granted herein.

IN WITNESS whereof this Limited Power of Attorney has been duly executed this 30 day of April, 2018.

Derek Elder

State of FLORIDA)
) ss.
County of Miami-Dade)

On this 20th day of April, 2018, before me, the undersigned notary public, personally appeared Derek Elder, proved to me through satisfactory evidence of identification, which was FL Driver's License (license, passport, etc; if personally known, so state), to be the person whose name is signed on the preceding document, and that he signed it voluntarily and for its stated purpose.

Notary Public:

Print Notary Name:
Florencia Rodriguez

My Commission Expires:
April 4th 2021

NOTARY PUBLIC STATE OF FLORIDA
FLORENCIA RODRIGUEZ
MY COMMISSION # GG 090164
EXPIRES: April 4, 2021
Bonded Thru Budget Notary Services